Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Electric Last Mile Solutions, Inc.

1055 West Square Lake Road

Troy, Michigan 48098

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 6, 2021, relating to the financial statements of Electric Last Mile, Inc. for the year ended December 31, 2020. Our report contains an explanatory paragraph regarding Electric Last Mile, Inc.’s ability to continue as a going concern.

/s/ BDO USA, LLP

Troy, Michigan

August 30, 2021

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.